Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Kevin F. McLaughlin, Senior Vice President and Chief Financial Officer of PRAECIS PHARMACEUTICALS INCORPORATED, 781-795-4274 or kevin.mclaughlin@praecis.com.

PRAECIS PHARMACEUTICALS INCORPORATED

Reports First Quarter 2003 Financial Results

Waltham, MA —April 25, 2003 — PRAECIS PHARMACEUTICALS INCORPORATED (NASDAQ: PRCS) today announced consolidated financial results for the three months ended March 31, 2003.

The Company’s net loss for the three months ended March 31, 2003 was approximately $11,415,000, or $0.22 per basic and diluted share, compared to a net loss of approximately $12,686,000, or $0.25 per basic and diluted share, for the three months ended March 31, 2002.  At March 31, 2003, the Company had cash and cash equivalents and marketable securities of approximately $181,269,000, compared to approximately $195,035,000 at December 31, 2002.

The decreased net loss for the three months ended March 31, 2003, compared to the three months ended March 31, 2002, was due primarily to decreased spending on preclinical and clinical trials. Partially offsetting this decreased spending was increased spending on pre-commercialization activities for Plenaxis™, the Company’s drug candidate for the treatment of a defined sub-population of advanced prostate cancer patients, as the Company prepares for a potential product launch.  The Company confirmed its previously announced estimate of cash utilization in 2003 of approximately $75,000,000.

Commenting on the first quarter, Malcolm L. Gefter, Ph.D., PRAECIS’ Chairman and Chief Executive Officer, stated, “Our first major goal for 2003 was met in February when we resubmitted our New Drug Application (NDA) for Plenaxis™ to the United States Food and Drug Administration (FDA).  The FDA has confirmed its commitment to complete its review of the resubmission by the end of August 2003.  A second goal for 2003 is to file our registration dossier in Europe seeking approval to market Plenaxis™ for a broad population of hormonally responsive advanced prostate cancer patients.  We anticipate meeting this goal during the second quarter of 2003.  A third goal was met early in the second quarter of 2003 with our submission to the FDA of an Investigational New Drug (IND) application for PPI-2458, our drug candidate for the treatment of non-Hodgkin’s lymphoma.  Lastly, we made progress on a fourth goal in connection with our clinical program for Apan, our drug candidate for the treatment of Alzheimer’s disease, as the FDA has indicated that we may initiate our proposed Phase Ib clinical study of Apan in Alzheimer’s disease patients.  These events put us on track to achieve our operational and financial goals for 2003.”

Program Highlights

Plenaxis™ for Prostate Cancer

As noted above, the FDA has confirmed that it is committed to complete its review of the Company’s NDA resubmission by August 27, 2003. The Company is seeking approval to market Plenaxis™ in the United States for use in a defined sub-population of advanced prostate cancer patients for whom the use of existing hormonal therapies may not be appropriate.  As previously announced, if the Company’s NDA resubmission is approved, the Company intends to market and sell Plenaxis™ in the United States through its own marketing and sales team.  Also as noted above, and as previously announced, the Company expects to submit its European registration dossier during the second quarter of 2003 seeking marketing approval for Plenaxis™ in Europe for a broad population of hormonally responsive advanced prostate cancer patients.

Commenting on the status of the Company’s pre-commercialization efforts, William K. Heiden, the Company’s President and Chief Operating Officer, stated, “This quarter we have made a great deal of progress in preparing for the potential U.S. launch of Plenaxis™.  Many of the operational aspects to support the commercialization of Plenaxis™ have been finalized.  We have also completed many elements of our pre-marketing plan, including several key market research studies.”

Apan for Alzheimer’s Disease

The clinical development program for the Company’s proprietary compound, Apan, continues to progress.  During the Phase Ia clinical trial, the Company determined a maximum tolerated dose (MTD) for Apan administration in healthy volunteers, which sets the stage for studying the compound in Alzheimer’s disease patients.  The FDA has since indicated that the Company may proceed with its proposed Phase Ib clinical study in Alzheimer’s disease patients.  The Phase Ib study will evaluate a single administration of Apan in a series of patient cohorts, escalating the dose in successive cohorts, with the goal of establishing the MTD in patients.  The Company anticipates initiating the Phase Ib study during the second quarter of 2003.

PPI-2458 for Non-Hodgkin’s Lymphoma

The Company recently announced the submission to the FDA of an IND to initiate a Phase I clinical study of PPI-2458 in non-Hodgkin’s lymphoma patients.  PPI-2458 is a novel, proprietary molecule based on the fumagillin class of compounds that have been shown to prevent both abnormal cell growth and the formation of new blood vessels, which contribute to aberrant tissue growth.  In the proposed study, the Company will evaluate an oral formulation of PPI-2458 in non-Hodgkin’s lymphoma patients who are no longer deriving benefits from other therapies.  The Company expects to initiate its Phase I clinical trial during the second half of 2003.  In addition to non-Hodgkin’s lymphoma, the Company also intends to continue evaluating the potential utility of PPI-2458 for treating certain other cancers, as well as rheumatoid arthritis.

Plenaxis™ for the Treatment of Endometriosis

The Company has completed the treatment and observation phases of its pharmacokinetic study of Plenaxis™ for the treatment of endometriosis. The purpose of this study was to determine the appropriate dose and dosing schedule necessary to maximize the benefit of the therapy for patients while minimizing attendant bone mineral density loss, a common side effect of hormonal therapies that lower estrogen levels. The Company expects to complete its review of the results of this study during the second quarter of 2003 before deciding upon the next steps for development.

There will be a conference call to discuss PRAECIS’ first quarter financial results today beginning at 9:00 a.m. (EDT).  This call will be broadcast live over the Internet at  http://www.praecis.com under “Investor Relations.”  A telephonic replay of this call will be available beginning at 12:00 Noon (EDT), until midnight Friday, May 2nd by calling 888-203-1112 (domestic toll-free) or 719-457-0820, and entering the passcode 740482.  This press release, including the financial results relating to PRAECIS’ first quarter, are also available on PRAECIS’ web site under “News Center.”

The Company is planning to report second quarter 2003 results on July 21, 2003.  For information regarding live webcasts and investment community conference calls related to second quarter 2003 results, please refer to http://www.praecis.com approximately one week prior to the financial reporting release date.

2003 Annual Meeting

As previously announced, the Company’s 2003 Annual Meeting of Stockholders will be held on May 21, 2003 at 10:00 a.m. (EDT) at the Company’s headquarters and research facility located at 830 Winter Street, Waltham, Massachusetts.

PRAECIS PHARMACEUTICALS INCORPORATED is a biotechnology company focused on the discovery and development of pharmaceutical products using its proprietary LEAP™ (Ligand Evolution to Active Pharmaceuticals) technology.  LEAP™ combines the power of biological selection with the advantages of medicinal chemistry in a unique molecular evolution process.  PRAECIS employed LEAP™ in the development of Plenaxis™, its candidate for the treatment of hormonally responsive advanced prostate cancer and endometriosis.  PRAECIS also has a clinical program in Alzheimer’s disease, and has numerous programs in the research or preclinical development stage.

This news release contains forward-looking statements, including, but not limited to, statements regarding the re-filing of and continued regulatory review by the United States Food and Drug Administration (FDA) of a New Drug Application for, and commercialization plans for, Plenaxis™ for the treatment of a defined sub-population of advanced prostate cancer patients, the submission of a registration dossier in Europe for Plenaxis™ for the treatment of hormonally responsive advanced prostate cancer, the continuation of the Company’s clinical programs in endometriosis and Alzheimer’s disease, the filing and review by the FDA of an Investigational New Drug application for PPI-2458 for the treatment of non-Hodgkin’s lymphoma, and the Company’s expected cash utilization.  These statements are based on the Company’s current beliefs and expectations as to future outcomes.  Such statements are subject to numerous factors and uncertainties. These include, but are not limited to, the timing and content of decisions made by the FDA or foreign regulatory authorities, the Company’s ability to hire a sales force and successfully carry out the commercialization planning process, delays in manufacturing or FDA approval of manufacturing sites, unexpected results in ongoing and future clinical or preclinical trials and related analyses, the need for additional research and testing, including as a result of unanticipated determinations by the FDA or foreign regulatory authorities, unexpected expenditures, and the Company’s ability to enter into corporate collaborations on acceptable terms, as well as the risks set forth from time to time in the Company’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

PRAECIS PHARMACEUTICALS INCORPORATED

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2002	2003

Corporate collaboration revenue	$—	$—

Costs and expenses:
Research and development	11,336	8,679
Sales and marketing	440	1,028
General and administrative	2,114	2,124
Total costs and expenses	13,890	11,831

Operating loss	(13,890)	(11,831)

Interest income, net	1,204	416

Net loss	$(12,686)	$(11,415)

Basic and diluted net loss per share	$(0.25)	$(0.22)

Weighted average number of basic and diluted shares outstanding	51,415	51,820

PRAECIS PHARMACEUTICALS INCORPORATED

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2002	March 31, 2003

Cash and cash equivalents	$64,913	$90,441
Marketable securities	130,122	90,828
Other current assets	848	603
Net fixed assets and other assets	72,367	71,222

Total assets	$268,250	$253,094

Current liabilities	$10,360	$6,422
Long term liabilities	33,000	33,000
Total stockholders’ equity	224,890	213,672

Total liabilities and stockholders’ equity	$268,250	$253,094